Tri-Continental Corporation

Address Change Form

Please complete this form to change the address on your Tri-Continental Corporation account. All stockholders must sign this form. Please note, any request to sell shares and have the proceeds sent via check to the new address of record within 30 days of an address change, must come in writing and all stockholders must have their signature Medallion Signature Guaranteed.

Part 1 Account Information

Account Registration:

☐ Common Stock	Account Number(s)

☐ Preferred Stock	Account Number(s)

☐ Warrants	Account Number(s)

Part 2 New Address Information

Street Address or APO/FPO	City	State	ZIP Code

Mobile Phone Number	Home Phone Number

Note: If you are changing your address to a PO Box, a residential address is also required. Please provide your residential address below.

Street Address	City	State	ZIP Code

Part 3 Authorization to Change Address

I hereby authorize Tri-Continental Corporation to change the address on my above noted Tri-Continental account(s). All stockholders of the above account(s) must sign and date this form.

Signature of stockholder(s)	Date (MM/DD/YYYY)	Print Name of stockholder(s)

☒

Signature of stockholder(s)	Date (MM/DD/YYYY)	Print Name of stockholder(s)

☒

Part 4 Return Instructions

Regular mail	Tri-Continental Corporation P.O. Box 219371 Kansas City, MO 64121-9371	Overnight mail	Tri-Continental Corporation c/o DST Asset Manager Solutions, Inc. 430 W 7th Street, STE 219371 Kansas City, MO 64105-1407

For assistance completing this form, please contact a representative at 800.345.6611, option 3, Monday through Friday, 9:00 a.m. to 6:00 p.m. ET. Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies. Columbia Management Investment Services Corp. is the Service Agent for Tri-Continental Corporation.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

3517162 (04/21)

CT-FR/247889 J (04/21)